150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Terra Tech Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Pursuant to authority expressly granted to the Board of Directors of Terra Tech Corp. (the "Corporation") by the provisions of the Corporation's Articles of Incorporation, as amended, the Board of Directors adopted the certificate of Designation of Series B Preferred Stock, and filed the same with the Secretary of State of the State of Nevada on Sept. 27, 2016 (the "Series B Certificate"). The Board of Directors and a majority of the outstanding shares of the Series B Preferred Stock desire to amend the terms of the Series B Certificate as follows:
[continued on the following page.]

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK
OF
TERRA TECH CORP.

Terra Tech Corp., a Nevada corporation (the "Corporation"), does hereby certify:

1. The name of the Corporation is Terra Tech Corp.

2. On February 28, 2012, the Corporation filed a Certificate of Designation of Series B Preferred Stock with the Secretary of State of the State of Nevada (the "Initial Series B Certificate"), which includes an attachment setting forth the rights of the Series B Preferred Stock holders (the "Rights Attachment").

3. On April 23, 2013, the Corporation filed an Amendment to Certificate of Designation of Series B Preferred Stock with the Secretary of State of the State of Nevada (the "First Amendment").

4. On March 29, 2016, the Corporation filed an Amended and Restated Certificate of Designation of Series B Preferred Stock with the Secretary of State of the State of Nevada (the "Amended and Restated Series B Certificate").

5. The Board of Directors of the Corporation has adopted the following resolution providing for mandatory, automatic conversion of all of the shares of the Series B Preferred Stock into shares of the Corporation's common stock, par value $.001 per share, in those certain circumstances set forth hereinbelow:

   RESOLVED, that a new Section 5(i) of the Amended and Restated Series B Certificate is hereby added to read in its entirety as follows:

   (i) Immediately upon the earlier to occur of (a) the Common Stock being listed by the affirmative action of the Corporation on any domestic or foreign stock exchange, including, without limitation, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange, the NYSE Arca or the NYSE MKT (or any successor to any of the foregoing), or (b) (i) the consummation of a fully-underwritten public offering of the Common Stock with net proceeds therefrom to the Corporation of $15,000,000 or more and the written request of the lead or managing underwriter (or, if one shall not be so designated, the underwriter(s) fulfilling such role) for such public offering that, upon the closing of such public offering, all of the then-issued and outstanding shares of the Series B Preferred Stock be converted into shares of the Common Stock as provided herein or (ii) the first closing of a private placement of securities of the Corporation with aggregate, scheduled net proceeds therefrom to the Corporation of $15,000,000 or more, whether in one closing or a series of closings thereunder, then each then-issued and outstanding share of Series B Preferred Stock shall mandatorily, automatically, and without any further action by the holders thereof, be converted into shares of Common Stock at the Conversion Rate and, upon such listing or such consummation or first closing, any and all then-issued and outstanding shares of Series B Preferred Stock shall be considered cancelled, and the date of such listing or such

consummation or first closing shall be considered a Conversion Date. The Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Series B Preferred Stock shall be entitled as provided herein, which shares shall constitute validly issued, fully paid, and non-assessable shares of Common Stock and certificates for which shall be issued to, delivered by overnight courier to, and received by such holder by the fifth (5th) business day following the Conversion Date; provided, however, that if, the Corporation's transfer agent shall no longer issue certificates representing shares of the Corporation's capital stock, then the Corporation shall absolutely and unconditionally be obligated to cause its transfer agent to issue such shares of Common Stock in book entry form and provide notice thereof to such converting holder, which notice is received by such holder by the fifth (5th) business day following the Conversion Date. Either such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or its written instructions submitted together therewith.

6. Stockholders holding a majority of the currently issued and outstanding shares of Series B Preferred Stock have approved the foregoing resolution adopted by the Board of Directors of the Corporation, in accordance with the provisions of Section 78.207 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Certificate of Designation of Series B Preferred Stock to be duly executed on and as of September 27, 2016.

TERRA TECH CORP.

By:____________________________________

Derek Peterson, President and Chief Executive Officer